Exhibit 10.1

EXCERPTS OF MINUTES OF MEETING

OF THE BOARD OF DIRECTORS OF

NASH FINCH COMPANY

February 19, 2002

RESOLVED, that effective as of March 1, 2002, outside members of the Board of Directors of the Company be compensated at the rate of $1,500 plus reasonable expenses incurred for each meeting of the Board of Directors attended, $750 plus reasonable expenses incurred for attendance at meetings of committees of the Board, $1,833 per month ($22,000 per year) retainer for serving as a director, $208 per month ($2,500 per year) retainer for serving as a member of a committee of the Board, and $208 per month ($2,500 per year) retainer for serving as Chair of a committee of the Board.  For the purposes of this resolution, an outside director is defined as any director who is not a present full time employee of Nash Finch Company or its subsidiaries.

RESOLVED FURTHER, that the director elected to serve as Board Chair, if such director is not a present full time employee of Nash Finch Company or its subsidiaries, shall, in addition to and not in lieu of any other compensation paid to such director as an outside member of this Board of Directors, be compensated with a monthly retainer equal to two times the amount of the monthly retainer paid to outside members of this Board of Directors generally.

RESOLVED FURTHER, that upon becoming effective, the foregoing resolutions shall supersede any resolution heretofore adopted by this Board of Directors pertaining to compensation of outside directors.